Exhibit 10.2

STOCK APPRECIATION RIGHT GRANT AGREEMENT

2007 Stock Appreciation Right Plan

LeCroy Corporation (the “Company”), a Delaware corporation and Grantee agree to this Stock Appreciation Right Grant Agreement (the “Agreement”).

Company hereby grants to Grantee the stock appreciation right (the “Stock Appreciation Right”) as follows:

Grantee:

Grant Date:

Vesting Commencement Date:

Exercise Price:	$	per share

Number of Shares:	$	shares of Common Stock

Date Exercisable: The Stock Appreciation Right shall become exercisable upon the vesting dates set forth herein.

1. Relationship to SAR Plan. The Stock Appreciation Right is granted pursuant to the Company’s 2007 Stock Appreciation Right Plan, as amended and/or restated from time to time (the “SAR Plan”), and is in all respects subject to the terms and conditions of the SAR Plan, a copy of which has been provided to the Grantee (the receipt of which the Grantee hereby acknowledges). Capitalized terms used and not otherwise defined in this Agreement are used as defined in the SAR Plan, which such plan is hereby incorporated into this Agreement by this reference. The Grantee hereby accepts the Stock Appreciation Right subject to all the terms and provisions of the SAR Plan (including without limitation provisions relating to expiration and termination of the Stock Appreciation Right and adjustment of the Stock Appreciation Right). The Grantee further agrees that all decisions under and interpretations of the SAR Plan by the Company will be final, binding, and conclusive upon the Grantee and his or her successors, permitted assigns, heirs, and legal representatives.

2. Vesting, Exercising and Expiration Dates. The Stock Appreciation Right shall vest in a series of 4 equal yearly installments on each anniversary date of the Vesting Commencement Date, 25% to vest on the first anniversary, 25% to vest on the second anniversary, 25% to vest on the third anniversary and the final 25% to vest on the fourth anniversary (each date a “Vest Date” and each vested installment amount a “Stock Appreciation Right Installment”). The applicable Stock Appreciate Right Installment will vest and become exercisable only if Grantee is employed by the Company or Subsidiary on the applicable Vest Date. Subject to paragraph 3 below, the Stock Appreciation Right Installment will remain exercisable until the fourth anniversary of the applicable Vest Date (each an “Expiration Date”), provided, in each case, that the Grantee is employed by the Company or Subsidiary on such applicable Expiration Date. Upon each applicable Expiration Date, the applicable Stock Appreciation Right Installment that has not been exercised by Participant shall expire. The installments that become exercisable shall not accumulate for any reason, including to remain exercisable.

The following table sets forth the Vest Date, number of shares in each Stock Appreciation Right Installment and the Expiration Date:

Vest Date	Number (or Percentage) of Stock Appreciation Right Installment	Expiration Date
August , 2008	25%	August , 2012
August , 2009	25%	August , 2013
August , 2010	25%	August , 2014
August , 2011	25%	August , 2015

3. Expiration of Stock Appreciation Right Installment. Each Stock Appreciation Right Installment will expire on the earlier of (a) the applicable Expiration Date, as noted in paragraph 1 above and (b) if the Grantee’s employment with the Company terminates for any reason prior to the applicable Expiration Date, the applicable date determined from the following table:

	Reason for Termination of Employment	Date Each Installment to Expire

(i)	death of employee	Twelve months thereafter

(ii)	total and permanent disability of employee (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)	Twelve months thereafter

(iii)	termination of employment for any other reason	Ninety days thereafter

Military or sick leave will not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent Grantee’s reemployment rights are guaranteed by statute or by contract.

4. Methods and Timing of Exercise. A Stock Appreciation Right Installment will be exercisable only by a written notice in form specifying the number of shares to be exercised, an example of which is attached as Exhibit A. In order to exercise a Stock Appreciation Right Installment, Grantee must execute a Notice of Exercise and hand-deliver such executed Notice of Exercise on the same day of execution to the Chief Financial Officer. Such date will be the “Exercise Date” and the Fair Market Value will be determined on such Exercise Date pursuant to the definition in the Plan. Grantee cannot exercise a Stock Appreciation Right Installment except during an open trading period for directors, officers and certain other employees designated under the Stock Trading Policy adopted by the Board.

5. Payments Upon Exercise. Upon the exercise of a Stock Appreciation Right, a Grantee shall be entitled to receive an amount in cash equal to the excess of the fair market value of one share over the Exercise Price per share specified in the related Stock Appreciation Right Grant, multiplied by the number of Stock Appreciation Rights exercised. Payment will be made within fifteen (15) business days of any exercise.

6. Change in Control. Immediately prior to the effective date of a Change in Control, all portions of the Stock Appreciation Right that are unvested shall automatically vest and shall become immediately exercisable. Any Stock Appreciation Right accelerated in connection with a Change in Control shall remain fully exercisable until the expiration or sooner termination of the Stock Appreciation Right.

7. Expiration of Unvested Stock Appreciation Right. If the Grantee’s employment with the Company terminates for any reason and any portion of the Stock Appreciation Right is unvested, such unvested portion shall expire immediately upon the termination of employment and Grantee shall have no further rights to or interest in such unvested portion.

8. Compliance with Laws. The obligations of the Company to deliver the appreciation value upon exercise of a Stock Appreciation Right Installment are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities and tax laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board or the relevant committee of the Board. If so required by the Board or such committee, nothing shall be delivered upon the exercise of a Stock Appreciation Right Installment until the Grantee has given the requested documents or written statements.

9. General. The Grantee may not transfer, assign, or encumber any of his or her rights under this Agreement without the prior written consent of the Company, and any attempt to do so will be void. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law). The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

IN WITNESS WHEREOF, the Company and the Grantee have executed and delivered this Agreement as of             , 2007.

LeCROY CORPORATION

By:
Grantee		Sean O’Connor
Chief Financial Officer

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